Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 7, 2020

Golar LNG Limited
Pearman Building, 2nd Floor
9 Par-la-Ville Road
Hamilton, HM 11, Bermuda

Re:	Golar LNG Limited

Ladies and Gentlemen:

We have acted as counsel to Golar LNG Limited, a company organized under the laws of the Islands of Bermuda (the “Company”), and certain of its subsidiaries on matters of the laws of the United States of America, the State of New York, and the Republic of the Marshall Islands in connection with the Company’s public offering of 11,000,000 of its common shares, par value $1.00 per share and an additional 1,650,000 of its common shares, par value $1.00 per share, that may be sold by the Company pursuant to the Underwriters’ option to purchase additional shares, pursuant to a registration statement on Form F-3 (File No. 333-237936) (as may be amended and supplemented, the “Registration Statement”), the base prospectus dated April 30, 2020 included as part of the Registration Statement (the “Base Prospectus”) and the prospectus supplement to the Base Prospectus dated December 3, 2020 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Base Prospectus; (ii) the Prospectus Supplement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations,” we hereby confirm that the opinions and discussions of United States federal income tax matters expressed in the Prospectus Supplement in the section entitled “Material U.S. Federal Income Tax Considerations,” are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus Supplement.
We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company to be filed with the U.S. Securities and Exchange Commission (the “Commission”), and to each reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP

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